Exhibit 99.1

TandyBrands	Halliburton Investor Relations
Rod McGeachy	Hala Elsherbini
President and Chief Executive Officer	Senior Vice President & COO
214-519-5200	972-458-8000
Tandy Brands Announces Resignation of CFO
Dallas, Texas (January 3, 2011) — Tandy Brands Accessories, Inc. (Nasdaq: TBAC) announced that effective today M. C. (Craig) Mackey, Chief Financial Officer, has resigned from the Company to pursue other opportunities.
“Craig has been a key partner for me and a valuable part of the executive team during the past two years as we’ve been orchestrating the turnaround of Tandy Brands,” said Rod McGeachy, Chairman, President and Chief Executive Officer. “We wish him the best in his future endeavors, and I thank him for his many contributions.”
Robert D. Martin has been appointed to serve as interim chief financial officer while the Company conducts a search for a permanent replacement. “Bob has over 30 years of experience in finance and operations, predominantly working in the consumer products, apparel, textiles and manufacturing industries,” commented McGeachy. “In combination with our talented finance team, I am confident that during the transition we will continue to maintain our strong internal controls and accurate financial reporting.”
Among other positions, Mr. Martin was CFO of Russell Corporation when it was a NYSE company and divisional CFO for Sunbeam and Sara Lee Apparel.
About Tandy Brands
Tandy Brands is a leading designer and marketer of branded men’s, women’s and children’s accessories, including belts, gifts, small leather goods, eyewear, neckwear, and sporting goods. Merchandise is marketed under various national as well as private brand names through all major retail distribution channels.

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